Exhibit 10(tt)
EXECUTIVE RETENTION EMPLOYMENT AGREEMENT
Executive Retention Employment Agreement between NextEra Energy, Inc., a Florida corporation (the "Company"), and Ronald Reagan (the "Executive"), dated as of January 1, 2020. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company and its Affiliated Companies will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Potential Change of Control or a Change of Control (each as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by the circumstances surrounding a Potential Change of Control or a Change of Control and to encourage the Executive's full attention and dedication to the Company and its Affiliated Companies currently and in the event of any Potential Change of Control or Change of Control (and, under certain circumstances, in the event of the termination or abandonment of a Change of Control transaction), and to provide the Executive with compensation and benefits arrangements which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations which may compete with the Company for the services of the Executive. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Executive Retention Employment Agreement (this "Agreement").
Therefore, the Company and the Executive agree as follows:
1.    Effective Date.
The effective date of this Agreement (the "Effective Date") shall be the date on which (i) a Potential Change of Control occurs, (ii) the Board approves a plan of complete liquidation or dissolution of the Company, (iii) a Change of Control occurs pursuant to Section 2(a)(1) or (2) below or (iv) a definitive agreement is signed by the Company which provides for a transaction that, if approved by shareholders or consummated, as applicable, would result in a Change of Control pursuant to Section 2(a)(3) or (4) below; provided, however, that any of the foregoing which may have occurred prior to the date hereof shall be disregarded. Anything in this Agreement to the contrary notwithstanding, if, prior to the Effective Date, the Executive's employment with the Company or its Affiliated Companies was terminated by the Company or its Affiliated Companies, or both, as applicable, other than for Cause or Disability (each as defined below) or by the Executive for Good Reason (as defined below) and the Executive can reasonably demonstrate that such termination (or the event constituting Good Reason) took place (a) at the request or direction of a third party who took action that caused a Potential Change of Control or (b) in contemplation of an event that would give rise to an Effective Date, an Effective Date will be deemed to have occurred (“Deemed Effective Date”) immediately prior to the Date of Termination (as defined in Section 7(e) below), provided that a Change of Control occurs within a two-year period following such Date of Termination. As used in this Agreement, the term "Affiliated Companies" shall include any corporation or other entity controlled by, controlling or under common control with the Company and the term “Subsidiary” shall mean (x) any corporation or other entity (other than the Company) with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other ownership interests or (y) any other related entity which may be designated by the Board as a

Subsidiary, provided such entity could be considered a subsidiary according to generally accepted accounting principles.

2.    Change of Control; Potential Change of Control. For the purposes of this Agreement:
(a)    A "Change of Control" shall mean the first (and only the first) to occur of the following:
(1)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions (collectively, the "Excluded Acquisitions") shall not constitute a Change of Control (it being understood that shares acquired in an Excluded Acquisition may nevertheless be considered in determining whether any subsequent acquisition by such individual, entity or group (other than an Excluded Acquisition) constitutes a Change of Control): (i) any acquisition directly from the Company or any Subsidiary; (ii) any acquisition by the Company or any Subsidiary; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iv) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; (v) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities beneficially owned by it on such date; or (vi) any acquisition in connection with a Business Combination (as hereinafter defined) which, pursuant to subparagraph (3) below, does not constitute a Change of Control; or
(2)    Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board; or

(3)    Consummation by the Company of a reorganization, merger, consolidation or other business combination (any of the foregoing, a "Business Combination") of the Company or any Subsidiary of the Company with any other corporation, in any case with respect to which:
(i)    the Outstanding Company Voting Securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any ultimate parent thereof) more than 55% of the outstanding common stock and of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting or surviving entity (or any ultimate parent thereof); or
(ii)    less than a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the "New Board") consists of individuals ("Continuing Directors") who were members of the Incumbent Board (as defined in subparagraph (2) above) immediately prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment to the Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement with the Company or any Subsidiary providing for such Business Combination); or
(4)     (i) Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, more than 55% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities as the case may be; or (ii) shareholder approval of a complete liquidation or dissolution of the Company.
The term "the sale or disposition by the Company of all or substantially all of the assets of the Company" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any Subsidiary (including the stock of any Subsidiary) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The "fair market value of the Company" shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of

Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.
(b)    A "Potential Change of Control" shall be deemed to have occurred if an event set forth in either of the following subparagraphs shall have occurred:
(1)    the Company or any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) publicly announces or otherwise communicates to the Board in writing an intention to take or to consider taking actions (e.g., a "bear hug" letter, an unsolicited offer or the commencement of a proxy contest) which, if consummated or approved by shareholders, as applicable, would constitute a Change of Control; or
(2)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) directly or indirectly, acquires beneficial ownership of 15% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities; provided, however, that Excluded Acquisitions shall not constitute a Potential Change of Control.
3.    Employment Period.
(a)    The Company hereby agrees to continue the Executive in its or its Affiliated Companies' employ, or both, as the case may be, and the Executive hereby agrees to remain in the employ of the Company, or its Affiliated Companies, or both, as the case may be, subject to the terms of this Agreement, for a period commencing on the Effective Date and ending on the second anniversary of such date (such period or, if shorter, the period from the Effective Date to the Date of Termination, is hereinafter referred to as the "Employment Period").
(b)    Anything in this Agreement to the contrary notwithstanding, (x) if an Effective Date occurs (other than as a result of a Change of Control under Section 2(a)(1) or (2) above) and the Board adopts a resolution to the effect that the event or circumstance giving rise to the Effective Date no longer exists (including by reason of the termination or abandonment of the transaction contemplated by the definitive agreement referred to in clause (iv) of Section 1 hereof), the Employment Period shall terminate on the date the Board adopts such resolution, but this Agreement shall otherwise remain in effect, and (y) if a Change of Control occurs pursuant to Section 2(a)(3) or (4) above during the Employment Period, the Employment Period shall immediately extend to and end on the second anniversary of the date of such Change of Control (or, if earlier, to the Date of Termination) and a new Effective Date will be deemed to have occurred on the date of such Change of Control.
4.    Position and Duties.
During the Employment Period, the Executive's status, offices, titles, and reporting requirements with the Company or its Affiliated Companies or both, as the case may be, shall be commensurate with those in effect during the 90-day period immediately preceding the Effective Date. The duties and responsibilities assigned to the Executive may be increased, decreased or otherwise changed during the Employment Period, provided that the duties and responsibilities assigned to the

Executive at any given time are not materially inconsistent with the Executive's status, offices, titles, and reporting requirements as in effect during the 90-day period immediately preceding the Effective Date. The Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any location less than 20 miles from such location, although the Executive understands and agrees that he may be required to travel from time to time for business purposes.
During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his time and attention during normal business hours to the business and affairs of the Company and its Affiliated Companies and to use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities assigned to him hereunder. During the Employment Period it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and devote reasonable amounts of time to the management of his and his family's personal investments and affairs, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company or its Affiliated Companies in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the reinstatement or continued conduct of such activities (or the reinstatement or conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company and its Affiliated Companies.
5.    Compensation.
During the Employment Period, the Executive shall be compensated as follows:
(a)    Annual Base Salary. The Executive shall be paid an annual base salary ("Annual Base Salary"), in equal biweekly installments or otherwise in accordance with the Company’s then-current payroll practice, at least equal to the annual rate of base salary being paid to the Executive by the Company and its Affiliated Companies as of the Effective Date. The Annual Base Salary shall be reviewed at least annually and shall be increased substantially consistent with increases in base salary generally awarded to other peer executives of the Company and its Affiliated Companies. Such increases shall in no event be less than the increases in the U.S. Department of Labor Consumer Price Index - U.S. City Average Index. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term "Annual Base Salary" as utilized in this Agreement shall refer to Annual Base Salary as so increased.
(b)    Annual Bonus. In addition to Annual Base Salary, upon the terms and subject to the conditions of this paragraph (b), the Executive shall be awarded, for each fiscal year ending during the Employment Period an annual cash bonus (the "Annual Bonus") equal to a percentage of his Annual Base Salary. Such percentage shall be substantially consistent with the targeted percentages generally awarded to other peer executives of the Company and its Affiliated Companies, but at least equal to the higher of (i) the percentage obtained by dividing his targeted annual bonus for the then current fiscal year by his then Annual Base Salary or (ii) the average percentage of his annual base salary (as in effect for the applicable years) that was paid or payable, including by reason of any deferral, to the Executive by the Company and its Affiliated Companies as an annual bonus (however described, including as annual incentive compensation) for each of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (or, if higher, for each of the three fiscal years immediately preceding the fiscal year in which a Change of Control occurs, if a Change of Control occurs following the Effective Date). For the purposes of any calculation required to be made under clause (ii) of the preceding sentence, an annual bonus shall be annualized for any fiscal year consisting of less than twelve full months or with respect to which the Executive was employed for, and received pro-rated annual incentive compensation with respect to, less than the full twelve months, and, if the Executive has not been employed for the full duration of the three fiscal years immediately preceding the year in which the Effective Date occurs, the average shall be calculated over the duration of the Executive's employment in such period. Each such Annual Bonus shall be paid no later than the end of the second month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive otherwise elects to defer the receipt of such Annual Bonus in accordance with a deferred compensation plan of the Company or its Affiliated Companies that complies with Section 409A of the Internal Revenue Code (the “Code”). The foregoing provisions of this paragraph (b) shall be qualified by the following terms and conditions. If (A) as of the end of any fiscal year during the Employment Period the Executive is a “Covered Employee” as defined in Code Section 162(m), (B) Code Section 162(m) remains in effect as of the end of such fiscal year and as of such date is applicable to the payment of an Annual Bonus for such fiscal year and (C) the Executive participated for such fiscal year in an Annual Incentive Plan (as hereinafter defined), the Annual Bonus for such fiscal year shall be paid to the Executive pursuant to the Annual Incentive Plan, rather than in accordance with the first four sentences of this paragraph (b), in the amount, at the time and upon the other terms and conditions specified in such Annual Incentive Plan; provided, however, that if a Change of Control occurs before such payment is made, the Executive shall be paid, in lieu of such amount and on the date on which such Change of Control occurs, as follows: (A) as the Annual Bonus for such fiscal year, an amount equal to the greater of (x) the maximum amount payable to the Executive under the Annual Incentive Plan for such fiscal year assuming achievement thereunder of the Corporate Performance Objective (as hereinafter defined) for such fiscal year and (y) the maximum amount payable in accordance with the first four sentences of this paragraph (b) and (B) as Annual Bonuses for all prior fiscal years ended during the Employment Period, an amount equal to the aggregate amount, if any, by which the maximum amount otherwise payable in accordance with the first four sentences of this paragraph (b) for all such prior fiscal years exceeds the aggregate amount of all Annual Bonuses previously paid to the Executive for such prior fiscal years pursuant to the Annual Incentive Plan or otherwise under this paragraph (b). If, as of the end of any fiscal year for which an Annual Bonus is payable pursuant to this paragraph (b), the Executive is not, and at any time during the three full fiscal years preceding such date was not, a “Covered Employee” as defined in Section 162(m), the Executive shall be paid the Annual Bonus for such fiscal year in accordance with the first four sentences of this paragraph (b); provided, however, that the amount of the Annual Bonus so paid to the Executive shall be reduced by the amount, if any, of the annual cash bonus paid to the Executive for such fiscal year pursuant to an Annual Incentive Plan. For purposes of this paragraph (b), “Annual Incentive Plan” means an annual cash incentive compensation plan of the Company that (x) is intended to result in, and, in the opinion of a nationally reputable law firm having significant experience with Code Section 162(m), does result in, the payment of qualified performance-based compensation for purposes of Code Section 162(m) (assuming solely for this purpose achievement of the Corporate Performance Objective to which the payment of such compensation is subject), (y) conditions the payment of all compensation pursuant thereto on the achievement of a Corporate Performance Objective that is generally applicable to all participants in such plan, and (z) is administered, and includes a Corporate Performance Objective that is selected, in a manner that is consistent in all material respects with past practice as applied to the most recent annual cash incentive compensation plan of the Company that was in effect prior to the date of this Agreement (December 31, 2009) for which the applicable Corporate Performance Objective was achieved. For purposes of this Agreement, the “Corporate Performance Objective” to which any payment of compensation is subject shall mean the objective performance objective which is selected and established by the Compensation Committee of the Board for purposes of making such payment fully deductible for federal income tax purposes pursuant to Code Section 162(m).
(c)    Long Term Incentive Compensation. During the Employment Period, the Executive shall be entitled to participate in all incentive compensation plans, practices, policies, and programs applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies, and programs provide the Executive with incentive opportunities and potential benefits, both as to amount and percentage of compensation, less favorable, in the aggregate, than those provided by the Company and its Affiliated Companies for the Executive under the NextEra Energy, Inc. Amended and Restated Long Term Incentive Plan (including, without limitation, performance share awards, stock option grants and restricted stock awards), or other plan providing for the grant of equity compensation for executive officers, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.
(d)    Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies, and programs provide the Executive with savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliated Companies for the Executive under such plans, practices, policies, and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.
In addition, during the Employment Period the Executive shall be entitled under this Agreement to the Payment in Lieu of Lost Future Benefits described in Annex A attached hereto and made a part hereof by this reference (“Payment in Lieu of Lost Future Benefits”). The vesting of such Payment in Lieu of Lost Future Benefits shall be determined in accordance with Section 8 of this Agreement. The payment of such amount shall be determined in accordance with Section 8 of this Agreement, to the extent the ability to make such payment under Section 8 is consistent with the limitations of Code Section 409A and the terms of the Company’s Supplemental Executive Retirement Plan.

To the extent that the payment of this amount pursuant to Section 8 would be inconsistent with the limitations of Code Section 409A or the terms of the Company’s Supplemental Executive Retirement Plan, the payment of this amount described in Annex A shall be made under the terms of the Company’s Supplemental Executive Retirement Plan, pursuant to the provisions therein relating to post-2005 accrued benefits that are subject to Code Section 409A.

(e)    Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies, and programs provided by the Company and its Affiliated Companies (including, without limitation, medical, executive medical, annual executive physical, prescription, dental, vision, short-term disability, long-term disability, executive long-term disability, salary continuance, employee life, group life, accidental death and dismemberment, and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies, and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies, and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.
(f)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices, and procedures of the Company and its Affiliated Companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies. The payment of such reimbursements shall be made within thirty (30) days after submission of requests for reimbursement in accordance with applicable policies and procedures of the Company. Notwithstanding anything to the contrary in this Section 5(f) or elsewhere, reimbursement of expenses will be made consistent with the Company’s Expense Reimbursement Policy, which is intended to comply with the requirements of Code Section 409A and Treasury Regulation Section 1.409A-3(i)(1)(iv).
(g)    Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including but not limited to those described in Section 8(a)(5), in accordance with the most favorable plans, practices, programs, and policies of the Company and its Affiliated Companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.
(h)    Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliated Companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.
(i)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs, and practices of the

Company and its Affiliated Companies as in effect for the Executive at any time during the 90‑day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies. In addition to, and notwithstanding anything to the contrary in, the preceding sentence, any unused vacation days shall be carried over from year to year.
6.    Change of Control.
(a)    Benefits Upon Change of Control. If, as of the date of a Change of Control which occurs during the Employment Period (including on the Effective Date), the Executive is employed by the Company or one of its Affiliated Companies, then as of such date:
(1)    50% of each outstanding performance stock-based award granted to the Executive shall become fully vested and earned at a deemed achievement level equal to the higher of (x) the targeted level of performance for such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar performance stock-based awards which matured over the three fiscal years immediately preceding the year in which the Change of Control occurred; payment of each such vested award shall be made to the Executive, in the form described below, as soon as practicable following such Change of Control consistent with Code Section 409A; and the remainder of each such award shall remain outstanding (on a converted basis, if applicable) and shall remain subject to the terms and conditions of the plan under which such award was granted, as well as the terms and conditions of this Agreement; and
(2)    all other outstanding stock-based awards granted to the Executive shall be fully vested and earned; and
(3)    any outstanding option, stock appreciation right, and other outstanding award in the nature of a right that may be exercised that was granted to the Executive and which was not previously exercisable and vested shall become fully exercisable and vested; and
(4)    the restrictions and forfeiture conditions applicable to any outstanding award granted to the Executive under an incentive compensation plan, practice, policy or program shall lapse and such award shall be deemed fully vested.
If as a result of the Change of Control, the Outstanding Company Common Stock is exchanged for or converted into a different form of equity security and/or the right to receive other property (including cash), payment in respect of the underlying awards described in subparagraphs (1), (2) and, with respect to stock-based awards, (4) hereof shall, to the maximum extent practicable, be made in the same form. If a Change of Control occurs and Company shareholders do not, as a group, receive consideration in connection with such Change of Control, then payment in respect of awards described in subparagraphs (1),(2) and, with respect to stock-based awards, (4) hereof shall be made in cash based on the average closing price of the shares of Outstanding Company Common Stock for the 20 trading days immediately preceding the date of the Change of Control.
(b)    Benefits Upon First Anniversary of Change of Control. If the Executive has remained employed by the Company or one of its Affiliated Companies from the date of a Change of Control which occurs during the Employment Period (including on the Effective Date) to the date of the first anniversary of such Change of Control, the performance stock-based awards outstanding immediately prior to such Change of Control that did not become vested and earned at the time of such Change of Control pursuant to Section 6(a)(1) shall become vested and earned as of such first anniversary date and payment in respect of such awards shall be made as soon as practicable following such date, but in no event later than the 15th day of the third month following the end of the first taxable year in which the right to such payment arises. The deemed level of achievement with respect to such awards, as well as the form of payment thereof, shall be as described in paragraph (a) above.
7.    Termination of Employment.
(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 15(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).
(b)    Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) repeated violations by the Executive of the Executive's obligations under Section 4 of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations or (ii) the conviction of the Executive of a felony involving an act of dishonesty intended to result in substantial personal enrichment at the expense of the Company or its Affiliated Companies.
(c)    Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:
(1)    any failure by the Company to comply with the provisions of Section 4 of this Agreement, including without limitation, the assignment to the Executive of any duties and responsibilities that are materially inconsistent with the Executive's status, offices, titles, and reporting requirements as in effect during the 90-day period immediately preceding the Effective Date, but excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(2)    any failure by the Company to comply with any of the provisions of Sections 5 or 6 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(3)    the Company's requiring the Executive to be based at any office or location other than that described in Section 4 hereof;
(4)    any purported termination by the Company of the Executive's employment other than as expressly permitted by this Agreement; or
(5)    any failure by the Company to comply with and satisfy Section 14(c) of this Agreement, provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 14(c) of the Agreement.
For purposes of this Section 7(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.
(d)    Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen calendar days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any facts or circumstances which contribute to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such facts or circumstances in enforcing the Executive's or the Company's rights hereunder.
(e)    Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.
8.    Obligations of the Company upon Termination.
(a)    Following a Change of Control: Good Reason; Other Than for Cause or Disability. If following a Change of Control and during the Employment Period, the Company terminates the

Executive's employment other than for Cause or Disability or death or the Executive terminates employment for Good Reason, then:
(1)    the Company shall pay to the Executive in a lump sum in cash within 45 days after the Date of Termination the aggregate of the following amounts (such aggregate being hereinafter referred to as the "Special Termination Amount"):
(i)    the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Annual Bonus in effect at such date and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (such amount to be paid in addition to and not in lieu of any Annual Bonus earned for such year), and (3) any accrued vacation pay at the Annual Base Salary rate in effect as of the termination of employment, in each case to the extent not theretofore paid (the sum of the amounts described in subclauses (1), (2), and (3) herein shall be called the "Accrued Obligations"); and
(ii)    the amount equal to the product of (1) two, and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Executive's Annual Bonus in effect at such date; provided, however, that such amount shall be paid in lieu of, and the Executive hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company; and
(iii)    a separate lump-sum equal to the greater of (1) the supplemental pension benefit described in Paragraph 1(b) of Annex A that the Executive would have been entitled to had his employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for two years and based upon his Projected Years of Service (as defined in Paragraph 2(a) of Annex A) and his Projected Age (as defined in Paragraph 2(b) of Annex A), or (2) the difference between (x) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the NextEra Energy Employee Pension Plan (or any successor plan thereto) (the "Pension Plan") during the 90-day period immediately preceding the Effective Date) of the benefit payable under the Pension Plan and all supplemental and/or excess retirement plans providing benefits for the Executive (“Supplemental Retirement Plans”) (other than the Payment in Lieu of Lost Future Benefits described in Annex A) including, but not limited to the Supplemental Pension Benefit as defined in the NextEra Energy, Inc. Supplemental Executive Retirement Plan (the “SERP”) which the Executive would receive if the Executive's employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for, and his age increased by, two years, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Effective Date, or, if more favorable to the Executive, as in effect generally at any time thereafter during the Employment Period with respect to other peer executives of the Company and its Affiliated Companies, and (y) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Pension Plan during the 90-day period immediately preceding the Effective Date) of the

Executive's actual benefits (paid or payable), if any, under the Pension Plan and the Supplemental Retirement Plans;
(iv)    a separate lump-sum equal to the greater of (1) the supplemental matching contribution account described in Paragraph 1(c) of Annex A that the Executive would have been entitled to had his employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for two years and assuming that the Executive made After Tax Contributions (within the meaning of the NextEra Energy Employee Retirement Savings Plan or any successor plan thereto (the "Retirement Savings Plan")) and Pretax Contributions (within the meaning of the Retirement Savings Plan) to the Retirement Savings Plan at the highest permissible rate (disregarding any limitations imposed by the Code) following the Date of Termination, or (2) the difference between (x) the value of the Company Account (as defined in the Retirement Savings Plan) and any other matching contribution accounts (including, but not limited to the Supplemental Matching Contribution Account (as defined in the SERP)) under the Supplemental Retirement Plans (other than the Payment in Lieu of Lost Future Benefits described in Annex A) which the Executive would receive if (A) the Executive's employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for two years, (B) the Executive made pre- and after-tax contributions at the highest permissible rate (disregarding any limitations imposed by the Code, which may or may not be set forth in the Retirement Savings Plan) for two years, (C) the Company Account and the matching contribution accounts are fully vested, and (D) the matching contribution formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time during the remainder of the Employment Period with respect to other peer executives of the Company and its Affiliated Companies, and (y) the actual value of the Executive's Company Account and matching contribution accounts (paid or payable), if any, under the Retirement Savings Plan and the Supplemental Retirement Plans; and
(v)    if the Change of Control hereunder is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A, any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) including, without limitation, compensation, bonus, incentive compensation or awards deferred under the NextEra Energy, Inc. Deferred Compensation Plan or incentive compensation or awards deferred under the FPL Group, Inc. Long-Term Incentive Plan of 1985, the FPL Group, Inc. Long-Term Incentive Plan of 1994, or pursuant to any individual deferral agreement; provided that, for the avoidance of doubt, if the Change of Control hereunder is not any such event within the meaning of Code Section 409A, payment of the foregoing amounts shall be made as soon practicable consistent with Code Section 409A;
(2)    the Company shall provide the Executive, if such termination occurs prior to the first anniversary of the Change of Control, with the vested and earned awards that the Executive would have received pursuant to Section 6(b) hereof had the Executive remained employed to the first anniversary of the Change of Control;

(3)    Subject to the provisions of this paragraph (3):
(A)    a pro rata portion of each outstanding performance stock-based award granted to the Executive on or after the date of the Change of Control shall be fully vested and earned at a deemed achievement level equal to the higher of (x) the targeted level of performance for such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar performance stock-based awards which matured over the three fiscal years immediately preceding the year in which the Change of Control occurred; and
(B)    a pro rata portion of each other outstanding stock-based award granted to the Executive on or after the date of the Change of Control shall be fully vested and earned;
(C)    a pro rata portion of each outstanding option, stock appreciation right, and other award in the nature of a right that may be exercised that was granted to the Executive on or after the date of the Change of Control and which was not previously exercisable and vested shall become fully exercisable and vested; and
(D)    the restrictions and forfeiture conditions applicable to any outstanding award granted to the Executive on or after the date of the Change of Control under an incentive compensation plan, practice, policy or program shall lapse and a pro rata portion of such award shall be deemed fully vested and earned.
In determining the pro rata portion of an award that shall become fully vested and earned or fully vested and exercisable pursuant to this paragraph (3), an Executive shall be deemed to have remained employed to the end of the Employment Period (determined without regard to his earlier termination of employment). Anything to the contrary notwithstanding, an award shall not become vested and earned or vested and exercisable hereunder (and instead shall be cancelled) to the extent that pursuant to Section 6 or Section 8(a)(2) hereof, a similar predecessor award in respect of the same performance or vesting period shall have become vested and earned, shall have become vested and exercisable or shall have been paid. Payment in respect of the underlying awards described in subparagraphs (A), (B) and (D) hereof shall be made in the shares to which such awards relate if such shares are then admitted for trading on a national securities exchange or are then admitted for quotation on a national quotation system as soon as practicable following the Date of Termination, but in no event later than the 15th day of the third month following the end of the first taxable year in which the right to such payment arises. If such shares are not so admitted, payment in respect of the underlying awards described in subparagraphs (A), (B) and (D) hereof shall be made in cash based on the fair market value of the shares (as determined by the board of directors of the issuer of such shares in good faith) to which such awards relate. Any portion of an award that does not become vested and earned or vested and exercisable pursuant to this paragraph (3) shall be cancelled as of the Date of Termination.
(4)    for a two year period commencing on the Date of Termination (the "Continuation Period"), or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 5(e) and 5(g) of this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its Affiliated Companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Continuation Period and to have retired on the last day of such period. In addition to, and notwithstanding anything to the contrary in, the foregoing provisions of this paragraph (4), and to the extent that the benefit referred to in this sentence is more favorable to the Executive than the benefit conferred by the foregoing provisions of this paragraph (4), upon termination of employment, the Executive shall be entitled without limitation as to period to enroll in Access Only Benefits, as defined in the Retiree Benefits Plan for Employees of NextEra Energy, Inc., as amended and restated effective January 1, 2008 (the “Retiree Benefits Plan”), or in a comparable medical benefits arrangement, if the Executive satisfies the eligibility requirements as stated in Appendix B to the Retiree Benefits Plan as in effect as of December 12, 2008, even if Access Only Benefits, or comparable medical benefits, are no longer being provided to other employees of the Company; provided, that such medical benefits shall be provided to the Executive to the extent that such coverage is available under the Company’s health, dental and vision plans or can be obtained on commercially reasonable terms;
(5)    for the remainder of the Continuation Period and to the extent previously paid for or provided by the Company or its Affiliated Companies, the Company shall continue to provide the following, consistent with the Company’s Expense Reimbursement Policy, which is intended to comply with the requirements of Code Section 409A and Treasury Regulation Section 1.409A-3(i)(1)(iv):
(A)    social and business club memberships to the Executive (as in effect immediately prior to the Date of Termination);
(B)    use, maintenance, insurance, and repair of the company car that is in the possession of the Executive, until the earlier of the end of the lease term or the end of the Continuation Period, at which time the Executive may purchase such car (in accordance with the Company’s then-existing executive car program). The Company shall replace the company car in the Executive's possession on the Effective Date with a new company car at such time(s) as provided under the Company car policy applicable to other peer executives, but in no case less frequently than the Company car policy in effect during the 90-day period immediately preceding the Effective Date;
(C)    up to $15,000 annually for personal financial planning, accounting and legal advice;

(D)    communication equipment such as a car and/or cellular phone, and home or laptop computer until the end of the Continuation Period, at which time the Executive may purchase such equipment;
(E)    security system at the Executive's residence, and the related monitoring and maintenance fees; and
(F)    up to $800 annually for personal excess liability insurance coverage;
To the extent that any of these benefits is determined to be deferred compensation subject to Code Section 409A (and ineligible for any exception from the application of Code Section 409A), payment shall not be made prior to, and shall, if necessary, be deferred to and paid (with interest using 120% of the applicable federal long-term rate, with compounding, as prescribed under Code Section 1274(d)) on the first day of the seventh month following the date on which the Executive experiences a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)).
(6)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive pursuant to this Agreement or otherwise under any plan, program, policy or practice or contract or agreement of the Company and its Affiliated Companies, but excluding solely for purposes of this Section 8(a)(6) (and subsequent sections hereof which make reference to payments of amounts or benefits described in this Section 8(a)(6)) amounts waived by the Executive pursuant to Section 8(a)(1)(ii); and
(7)    the Company shall provide the Executive with the following benefits consistent with the Company’s Expense Reimbursement Policy, which is intended to comply with the requirements of Code Section 409A and Treasury Regulation Section 1.409A-3(i)(1)(iv):
(A)    If the Executive is required to move his primary residence in order to pursue other business opportunities during the Continuation Period, the Company shall reimburse the Executive for all such relocation expenses incurred during the Employment Period (not in excess of $10,000) that are not reimbursed by another employer, including, without limitation, assistance in selling the Executive's home and all other assistance and benefits that were customarily provided by the Company to transferred executives prior to the Effective Date;
(B)    If the Executive retains counsel or an accounting firm in connection with the taxation of payments made pursuant to Section 11 of this Agreement, the Company shall reimburse the Executive for such reasonable legal and/or accounting fees and disbursements (not in excess of $15,000);
(C)    The Company shall continue to pay the Executive's Annual Base Salary during the pendency of a dispute over his termination. However, such amounts shall not be paid to the Executive prior to, and shall, if necessary, be deferred to and paid (with interest at 120% of the applicable federal long-term rate, with compounding as prescribed under Code Section 1274(d)) on the first day of the seventh month following the date on which the Executive experiences a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)). Amounts paid under this subsection are in addition to all other amounts due under this Agreement (other than those due under Section 5(a) hereof) and shall not be offset against or reduce any other amounts due under this Agreement; and
(D)    The Company shall provide the Executive with outplacement services commensurate with those provided to terminated executives of comparable level made available through and at the facilities of a reputable and experienced vendor.
Notwithstanding the foregoing, the benefits described in paragraphs (A),(B) and (D) above are limited to expenses incurred no later than the end of the second calendar year following the Executive’s termination, and the reimbursements will be made timely upon receipt of the Executive’s request for payment (but in no event later than the third year following such termination).
(b)    Following An Effective Date and Prior to a Change of Control: Good Reason; Other Than for Cause or Disability. If, following an actual Effective Date (i.e., not a Deemed Effective Date) and prior to a Change of Control, the Company terminates the Executive's employment during the Employment Period other than for Cause or Disability or death or the Executive terminates employment for Good Reason, then:
(1)    the Company shall provide the Executive with the payments and benefits described under Sections 8(a)(1), (4), (5), (6) and (7);
(2)    the Company shall provide the Executive with the benefits the Executive would have received under Section 6(a) hereof as if a Change of Control had occurred immediately prior to the Date of Termination, except that, for purposes of Section 6(a)(1), (i) 100% of each outstanding performance stock-based award granted to the Executive which is outstanding immediately prior to the Date of Termination shall become fully vested and earned and (ii) payment shall be made in the form contemplated by the terms of the award.
(c)    Deemed Effective Date. If the Executive's employment terminates under circumstances described in the second sentence of Section 1 hereof, then:
(1)    the Company shall provide the Executive with the payments and benefits described under Sections 8(a)(1), (4), (5), (6) and (7); and
(2)    a pro rata portion of each outstanding performance stock-based award granted to the Executive shall be fully vested and earned at a deemed achievement level equal to the higher of (x) the targeted level of performance for such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar performance stock-based awards which matured over the three fiscal years immediately preceding the year in which the Date of Termination occurs; payment in respect of such award shall be made at the time and in the manner provided under the plan pursuant to which such award was granted; and the remainder of the award shall be cancelled, subject, however, to the provisions of this paragraph (c);

(3)    a pro rata portion of each other outstanding stock-based award granted to the Executive shall be fully vested and earned; payment in respect of such award shall be made at the time and in the manner provided under the plan pursuant to which such award was granted; and the remainder of the award shall be cancelled, subject, however, to the provisions of this paragraph (c);
(4)    a pro rata portion of each outstanding option, stock appreciation right, and each other outstanding award in the nature of a right that may be exercised that was granted to the Executive and which was not previously exercisable and vested shall become fully exercisable and vested; and the remainder of each such award shall be cancelled, subject, however, to the provisions of this paragraph (c); and
(5)    the restrictions and forfeiture conditions applicable to a pro rata portion of any outstanding award granted to the Executive under an incentive compensation plan, practice, policy or program shall lapse; such portion shall be deemed fully vested; and the remainder of each such award shall be cancelled, subject, however, to the provisions of this paragraph (c).
For purposes of this Section 8 (c), pro ration of the foregoing awards shall be determined in accordance with the past practice of the Company generally applicable to peer executives whose employment had been involuntarily terminated.
Notwithstanding cancellation of awards hereunder, if a Change of Control occurs following the Date of Termination and the Board determines in good faith prior to the Change of Control that there is a reasonable relationship between the Change of Control and the events or circumstances surrounding the Executive's termination, then the Company shall pay to the Executive, on the 60th day following the Change of Control, a lump sum cash amount (determined by the Board in good faith) which, when added to the value received by the Executive under the provisions of clauses (2)-(5) above, will provide to Executive an aggregate value equal to the aggregate value that would have been provided to the Executive under Section 6(a) and Section 8(a)(2) hereof had the Executive remained employed to the date of the Change of Control and been involuntarily terminated without Cause immediately thereafter.
Notwithstanding anything in Section 8(b) or in this Section 8(c) to the contrary, if (A) the Executive was at any time during a Performance Period which has not ended prior to the Date of Termination, a “Covered Employee” as defined by Code Section 162(m) and (B) Code Section 162(m) remains in effect as of the Date of Termination and as of such date is applicable to the element of compensation (including, without limitation, annual cash bonus, performance shares and restricted stock) contemplated for payment or vesting, in each case, as described in Section 8(b) or in this Section 8(c), no such element of compensation to which the Executive shall otherwise be entitled pursuant to Section 8(b) or this Section 8(c) that is intended to constitute and, in the opinion of a nationally reputable law firm having significant experience with Code Section 162(m), absent the Executive’s termination, would have constituted, qualified performance-based compensation for purposes of Code Section 162(m) (assuming, solely for this purpose, that the Corporate Performance Objective to which the payment or vesting of such element of compensation is subject had been achieved) shall be paid or shall vest unless and until the earlier of (i) the date on which a Change of Control occurs, but only if such delay in payment or vesting of such element of compensation is necessary for prior payments or vesting of compensation to or for the benefit of the Executive to continue to constitute qualified performance-based compensation for purposes of Code Section 162(m), or (ii) the date on which the Compensation Committee of the Board shall have certified achievement of the Corporate Performance Objective to which the payment or vesting of such element of compensation is subject, but only if such delay in payment or vesting of such element of compensation is necessary for prior payments or vesting of compensation to or for the benefit of the Executive to continue to constitute qualified performance-based compensation for purposes of Code Section 162(m). For purposes of this Section 8(c), “Performance Period” means a period of service for which the Compensation Committee of the Board has established a Corporate Performance Objective and for which the Company intends to pay qualified performance-based compensation for purposes of Code Section 162(m) if such Corporate Performance Objective is achieved.
(d)    Death. Upon the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations, the Payment in Lieu of Lost Future Benefits described in Annex A, and the timely payment or provision of the benefits described in Sections 8(a)(4) and 8(a)(6) (the "Other Benefits"). All Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. The Payment in Lieu of Lost Future Benefits shall be paid to the Executive's Beneficiary (within the meaning of the SERP) under the terms set forth in, and pursuant to the elections made under, the SERP. The term "Other Benefits" as utilized in this Section 8(d) shall include, without limitation, and the Executive's family shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and any of its Affiliated Companies to surviving families of peer executives of the Company and such Affiliated Companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its Affiliated Companies and their families.
(e)    Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, the Payment in Lieu of Lost Future Benefits described in Annex A, and the timely payment or provision of Other Benefits (as defined in Section 8(d)). All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. The Payment in Lieu of Lost Future Benefits shall be paid to the Executive or his Beneficiary (within the meaning of the SERP), as the case may be, under the terms set forth in, and pursuant to the elections made under, the SERP. The term "Other Benefits" as utilized in this Section 8(e) shall also include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliated Companies and their families.

(f)    Cause; Other Than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive (under the terms set forth in, and pursuant to the elections made under, the applicable deferred compensation plan or arrangement), in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations, the Payment in Lieu of Lost Future Benefits, if any, described in Annex A to the extent the Executive is vested in his benefits under the Pension Plan, and the timely payment or provision of benefits pursuant to the last sentence of Section 8(a)(4) and Section 8(a)(6). In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. The Payment in Lieu of Lost Future Benefits, if any, shall be paid to the Executive or his Beneficiary (within the meaning of the SERP), as the case may be, under the terms set forth in, and pursuant to the elections made under, the SERP.
(g)    Payment Schedule. Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Code Section 409A(a)(2)(B), (i) if the Executive's termination of employment does not constitute a "separation from service" within the meaning of Code Section 409A, any taxable payment or benefit which becomes due under this Agreement as a result of such termination of employment shall be deferred to the earliest date on which the Executive has a "separation from service” within the meaning of Code Section 409A; and (ii) if the Executive is deemed to be a “specified employee” for purposes of Code Section 409A(a)(2)(B), payments due to him that would otherwise have been payable at any time during the six-month period immediately following separation from service (as defined for purposes of Code Section 409A) shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. Any amounts deferred under this Section 8(g) shall bear interest from the date originally scheduled to be paid through and including the date of actual payment at 120% of the applicable federal long-term rate (as prescribed under Code Section 1274(d)) per annum, compounded quarterly. In addition to the foregoing, payments that are or become due on account of a Deemed Effective Date shall be made at the time otherwise provided in this Agreement or, if later, the earlier of the second anniversary of the Date of Termination and the date of occurrence of a “change of control” (within the meaning of Code Section 409A and the regulations thereunder).
9.     Non-Exclusivity of Rights.
Except as otherwise expressly provided for in this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement and consistent with Code Section 409A.

10.     Full Settlement.
The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the fullest extent permitted by law (but only to the extent consistent with Code Section 409A), all legal fees and expenses which the Executive may reasonably incur at all stages of proceedings, including, without limitation, preparation and appellate review, as a result of any contest (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).
11.      Parachute Payments.

(a) Anything in any section of this Agreement other than this Section 11 to the contrary notwithstanding, in the event it shall be determined that any Payment (as hereinafter defined) would be subject to the Excise Tax (as hereinafter defined), the right to receive any Payment under this Agreement shall be reduced if but only if:

(i)  such right to such Payment, taking into account all other Payments to or for Participant, would cause any Payment to the Participant under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect; and

(ii)  as a result of receiving a parachute payment and paying any applicable tax (including Excise Tax) thereon, the aggregate after-tax amounts received by the Participant from the Company under this Agreement and all Payments would be less than the maximum after-tax amount that could be received by Participant without causing any such Payment to be considered a parachute payment.

In the event that the receipt of any such right to Payment under this Agreement, in conjunction with all other Payments, would cause the Participant to be considered to have received a parachute payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.

To the extent that the payment of any compensation or benefits to Executive from the Company is required to be reduced by this Section 11, such reduction shall be implemented by determining the “Parachute Payment Ratio” (as hereinafter defined) for each parachute payment and then reducing the parachute payments in order beginning with the parachute payment with the highest Parachute Payment Ratio. For parachute payments with the same Parachute Payment Ratio, such parachute payments shall be reduced based on the time of payment of such parachute payments, with amounts having later payment dates being reduced first. For parachute payments with the same Parachute Payment Ratio and the same time of payment, such parachute payments shall be reduced on a pro rata basis (but not below zero) prior to reducing parachute payments with a lower Parachute Payment Ratio.

(b) Definitions. The following terms shall have the following meanings for purposes of this Section 11.
(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(ii) “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable parachute payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such parachute payment.
(iii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(iv) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
(v) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

12.    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts of the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 12 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
13.    Indemnification. The Company will, to the fullest extent permitted by law, indemnify the Executive in accordance with the terms of Article VI of the Company’s bylaws as in effect on the date hereof, a copy of which Article VI is attached to this Agreement as Annex B and made a part hereof by this reference. This indemnification provision shall survive the expiration or other termination of this Agreement.

14.    Successors.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
15.    Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:

Ronald Reagan
[Home Address]

If to the Company:

NextEra Energy, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Chairman & Chief Executive Officer

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 7(c)(1)-(5) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)    The Executive and the Company acknowledge that, except as may otherwise be provided under this Agreement or any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time. Moreover, except as provided herein in the case of a Deemed Effective Date, if prior to the Effective Date, (i) the Executive's employment with the Company terminates, or (ii) there is a diminution in the Executive's position (including status, offices, titles, and reporting requirements), authority, duties, and responsibilities with the Company or its Affiliated Companies, then the Executive shall have no rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, and in furtherance but not in limitation of this, the Executive hereby waives the right to receive any amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under the circumstances contemplated hereby under any severance plan, policy or arrangement of the Company.
(g)    The Executive and the Company acknowledge that this Agreement contains the full and complete expression of the rights and obligations of the parties with respect to the matters contained in the Agreement. This Agreement supersedes any and all other agreements, written or oral, made by the parties with respect to the matters contained in the Agreement.
Notwithstanding anything herein to the contrary, and except in the case of death, it shall be a condition to the Executive receiving any payments or benefits under this Agreement that the Executive shall have (a) executed and delivered to the Company a release of claims against the Company, such release to be in the Company’s then standard form of release; and (b) executed and delivered to the Company resignations of all officer and director positions the Executive holds with the Company or its Affiliated Companies, in each case no later than forty-five (45) days after the Date of Termination unless there is a genuine dispute as to the Executive’s substantive rights under this Agreement within the meaning of Treasury Regulation 1.409A-3(g) (or any successor provision). If the Executive’s timing of the delivery of the release of claims in accordance with this paragraph could result in the payments that are treated as deferred compensation under Code Section 409A either being paid in the then current calendar year or the calendar year following the Executive’s Date of Termination, then, notwithstanding any contrary provision of this Agreement, the affected payments instead shall automatically and mandatorily be paid in the calendar year following the calendar year in which the Date of Termination occurs.
The Executive and the Company acknowledge that the benefits and payments provided under this Agreement are intended to comply fully with the requirements of Code Section 409A. This Agreement shall be construed and administered as necessary to comply with Code Section 409A and shall be subject to amendment in the future, in such a manner as the Company may deem necessary or appropriate to attain compliance; provided, however, that any such amendment shall provide the Executive with benefits and payments that are substantially economically equivalent to the benefits and payments that would have been made to the Executive absent such amendment and the requirements of Code Section 409A.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused Executive Retention Employment Agreement to be executed in its name on its behalf, all as of January 1, 2020.

EXECUTIVE

By        RONALD REAGAN
Ronald Reagan

NEXTERA ENERGY, INC.

By         JAMES L. ROBO
James L. Robo
Chairman and Chief Executive Officer

ANNEX A
TO THE
EXECUTIVE RETENTION EMPLOYMENT AGREEMENT

PAYMENT IN LIEU OF LOST FUTURE BENEFITS
(1)    Payment in Lieu of Lost Future Benefits.

(a)    In General. The Payment in Lieu of Lost Future Benefits to which the Executive shall be entitled under this Agreement shall be (i) the supplemental pension benefit described in Paragraph 1(b) of this Annex A, and (ii) the supplemental matching contribution account described in Paragraph 1(c) of this Annex A.
(b)    Supplemental Pension Benefit. The "supplemental pension benefit" shall be the greater of (i) the supplemental cash balance accrued benefit described in Paragraph 1(b)(1) of this Annex A, or (ii) the supplemental unit credit accrued benefit described in Paragraph 1(b)(2) of this Annex A.
(1)    The "supplemental cash balance accrued benefit" is the difference, if any, between (A) and (B) where:
(A)    is the benefit to which the Executive would be entitled under the Pension Plan as in effect immediately prior to the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter during the Employment Period with respect to other peer executives of the Company and its Affiliated Companies, expressed in the normal form of benefit, if such benefit was computed (i) as if benefits under such plan were based upon the Executive's Bonus Compensation (within the meaning of the SERP as in effect immediately prior to the Change of Control), (ii) without the annual compensation limitation imposed by Code Section 401(a)(17), and (iii) without the restrictions or the limitations imposed by Code Section 415(b); and
(B)    is the sum of the benefits payable to the Executive under the Pension Plan and the Supplemental Retirement Plans, expressed in the normal form of benefit.
(2)    The "supplemental unit credit accrued benefit" is the difference, if any, between (A) and (B) where:
(A)    is the benefit to which the Executive would be entitled under the Prior Pension Plan (within the meaning of the Supplemental Retirement Plans as in effect immediately prior to the Change of Control) (provided that the Executive was actually a

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participant in the Prior Pension Plan), expressed in the normal form of benefit, if such benefit was computed (i) as if benefits under such plan were based upon the Executive's Bonus Compensation, (ii) without the annual compensation limitation imposed by Code Section 401(a)(17), and (iii) without the restrictions or the limitations imposed by Code Section 415(b); and
(B)    is the sum of the benefits payable to the Executive under the Pension Plan and the Supplemental Retirement Plans, expressed in the normal form of benefit.
(c)    Supplemental Matching Contribution Account. The "supplemental matching contribution account" shall be an account that is credited annually with (i) supplemental matching contributions described in Paragraph 1(c)(1) of this Annex A, and (ii) theoretical earnings described in Paragraph 1(c)(2) of this Annex A.
(1)    "Supplemental matching contributions" shall be for each year ending on or prior to the Effective Date in which the Executive participated in the Supplemental Retirement Plans and for each year ending after the Effective Date in which the Executive performs services for the Company or its Affiliated Companies the difference, if any, between (A) and (B) where:
(A)    is the matching contribution allocation for such year to which the Executive would be entitled under the Retirement Savings Plan as in effect immediately prior to the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter during the Employment Period with respect to other peer executives of the Company and its Affiliated Companies if such allocation were computed (i) as if the matching contribution allocation under such plan was based upon the Executive's Bonus Compensation, (ii) without the annual compensation limitation imposed by Code Section 401(a)(17), (iii) without the restrictions or the limitations imposed by Code Section 415(c), and (iv) as if he made After Tax Contributions (within the meaning of the Retirement Savings Plan) and Pretax Contributions (within the meaning of the Retirement Savings Plan) at the same percentage of Bonus Compensation as he made such contributions to the Retirement Savings Plan for such years; and
(B)    is the sum of the matching contributions allocated or credited to the Executive under the Retirement Savings Plan and the Supplemental Retirement Plans for such year.
(2)    "Theoretical earnings" shall be the income, gains and losses which would have been credited on the Executive's supplemental matching contribution account balance if such account were invested in the Company Stock Fund

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(within the meaning of the Retirement Savings Plan) offered as a part of the Retirement Savings Plan.
(2)    Construction and Definitions.

Unless defined below or otherwise in this Annex A, all of the capitalized terms used in this Annex A shall have the meanings assigned to them in this Agreement:
(a)    "Projected Years of Service" shall mean the Years of Service (within the meaning of the SERP as in effect immediately prior to the Change of Control). Notwithstanding the foregoing and except in the event the Executive terminates employment during the Employment Period other than for Good Reason, in determining the Executive's Years of Service, in addition to his actual Years of Service he shall be treated as if his employment terminated on the later of the second anniversary of the Date of Termination or the last day of the Employment Period.
(b)    "Projected Age" shall mean the age that the Executive will have attained on the later of the second anniversary of the Date of Termination or the last day of the Employment Period, except that in the event the Executive terminates employment during the Employment Period other than for Good Reason, "Projected Age" shall mean the age of the Executive on the Date of Termination.

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ANNEX B
TO THE
EXECUTIVE RETENTION EMPLOYMENT AGREEMENT

NEXTERA ENERGY, INC. AMENDED AND RESTATED BYLAWS
ARTICLE VI. INDEMNIFICATION/ADVANCEMENT OF EXPENSES

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or was or is called as a witness or was or is otherwise involved in any Proceeding in connection with his or her status as an Indemnified Person, shall be indemnified and held harmless by the Company to the fullest extent permitted under the Florida Business Corporation Act (the "Act"), as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment). Such indemnification shall cover all expenses incurred by an Indemnified Person (including, but not limited to, attorneys' fees and other expenses of litigation) and all liabilities and losses (including, but not limited to, judgments, fines, ERISA or other excise taxes or penalties and amounts paid or to be paid in settlement) incurred by such person in connection therewith.

Notwithstanding the foregoing, except with respect to indemnification specified in Section 3 of this Article VI, the Company shall indemnify an Indemnified Person in connection with a Proceeding (or part thereof) initiated by such person only if authorization for such Proceeding (or part thereof) was not denied by the board of directors of the Company prior to 60 days after receipt of notice thereof from such person.

For purposes of this Article VI:

(i) a "Proceeding" is an action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrom;

(ii) an "Indemnified Person" is a person who is, or who was (whether at the time the facts or circumstances underlying the Proceeding occurred or were alleged to have occurred or at any other time), (A) a director or officer of the Company, (B) a director, officer or other employee of the Company serving as a trustee or fiduciary of an employee benefit plan of the Company, (C) an agent or non-officer employee of the Company as to whom the Company has agreed to grant such indemnity, or (D) serving at the request of the Company in any capacity with any entity or enterprise other than the Company and as to whom the Company has agreed to grant such indemnity.

Section 2. Expenses. Expenses, including attorneys' fees, incurred by an Indemnified Person in defending or otherwise being involved in a Proceeding in connection with his or her status as an Indemnified Person shall be paid by the Company in advance of the final disposition of such Proceeding, including any appeal therefrom, (i) in the case of (A) a director or officer, or

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former director or officer, of the Company or (B) a director, officer or other employee, or former director, officer or other employee, of the Company serving as a trustee or fiduciary of any employee benefit plan of the Company, upon receipt of an undertaking ("Undertaking") by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company; or (ii) in the case of any other Indemnified Person, upon such terms and as the board of directors, the chairman of the board or the president of the Company deems appropriate.

Notwithstanding the foregoing, in connection with a Proceeding (or part thereof) initiated by such person, except a Proceeding authorized by Section 3 of this Article VI, the Company shall pay said expenses in advance of final disposition only if authorization for such Proceeding (or part thereof) was not denied by the board of directors of the Company prior to 60 days after receipt of a request for such advancement accompanied by an Undertaking.

A person to whom expenses are advanced pursuant to this Section 2 shall not be obligated to repay such expenses pursuant to an Undertaking until the final determination of any pending Proceeding in a court of competent jurisdiction concerning the right of such person to be indemnified or the obligation of such person to repay pursuant to such Undertaking.

Section 3. Protection of Rights. If a claim for indemnification under Section 1 of this Article VI is not promptly paid in full by the Company after a written claim has been received by the Company or if expenses pursuant to Section 2 of this Article VI have not been promptly advanced after a written request for such advancement accompanied by an Undertaking has been received by the Company (in each case, except if authorization thereof was denied by the board of directors of the Company as provided in Article VI, Section 1 and Section 2, as applicable), the Indemnified Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, such Indemnified Person shall also be entitled to be paid the reasonable expense thereof. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required Undertaking has been tendered to the Company) that indemnification of the Indemnified Person is prohibited by law, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its board of directors, independent legal counsel, or its shareholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the Indemnified Person is proper in the circumstances, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its shareholders) that indemnification of the Indemnified Person is prohibited, shall be a defense to the action or create a presumption that indemnification of the Indemnified Person is prohibited.

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Section 4. Miscellaneous.

(i) Power to Request Service and to Grant Indemnification. The chairman of the board or the president or the board of directors may request any director, officer, agent or employee of the Company to serve as its representative in the position of a director or officer (or in a substantially similar capacity) of an entity or enterprise other than the Company, and may grant to such person indemnification by the Company as described in Section 1 of this Article VI.

(ii) Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The board of directors shall have the authority, by resolution, to provide for such indemnification of employees or agents of the Company or others and for such other indemnification of directors, officers, employees or agents as it shall deem appropriate.

(iii) Insurance Contracts and Funding. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of or person serving in any other capacity with, the Company or another corporation, partnership, joint venture, trust or other enterprise (including serving as a trustee or fiduciary of any employee benefit plan) against any expenses, liabilities or losses, whether or not the Company would have the power to indemnify such person against such expenses, liabilities or losses under the Act. The Company may enter into contracts with any director, officer, agent or employee of the Company in furtherance of the provisions of this Article VI, and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the advancing of expenses and indemnification as provided in this Article VI.

(iv) Contractual Nature. The provisions of this Article VI shall continue in effect as to a person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the heirs, executors and administrators of such person. This Article VI shall be deemed to be a contract between the Company and each person who, at any time that this Article VI is in effect, serves or served in any capacity which entitles him or her to indemnification hereunder and any repeal or other modification of this Article VI or any repeal or modification of the Act, or any other applicable law shall not limit any rights of indemnification with respect to Proceedings in connection with which he or she is an Indemnified Person, or advancement of expenses in connection with such Proceedings, then existing or arising out of events, acts or omissions occurring prior to such repeal or modification, including without limitation, the right to indemnification for Proceedings, and advancement of expenses with respect to such Proceedings, commenced after such repeal or modification to enforce this Article VI with regard to Proceedings arising out of acts, omissions or events arising prior to such repeal or modification.

(v) Savings Clause. If this Article VI or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, the Company shall nevertheless (A) indemnify each Indemnified Person as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts

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paid in settlement and (B) advance expenses in accordance with Section 2 of this Article VI, in each case with respect to any Proceeding in connection with which he or she is an Indemnified Person, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated or held to be unenforceable and as permitted by applicable law.

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